Exhibit 99.1

Revolution Lighting Technologies (RVLT) Provides Preliminary Third Quarter Update and Revises Full Year Guidance

Board of Directors Forms an Independent Transaction Committee To Evaluate Offer by the Company’s Chairman Robert V. LaPenta to take the Company Private

Stamford, Conn., October 17, 2018 (GLOBE NEWSWIRE) — Revolution Lighting Technologies, Inc. (NASDAQ: RVLT) (“Revolution Lighting”), a global provider of advanced LED lighting solutions, today provided an update to its preliminary third quarter and full year 2018 results.

While the company has been successful in winning a number of important projects, it continues to experience delays in starting and or shipping against these projects particularly at our multifamily and Tri-State divisions. As a result, we expect revenue of approximately $33 million for the third quarter versus prior third quarter guidance of $40-$41 million. Due to the decline in expected third quarter revenue and our current outlook for the fourth quarter, total revenue for the full year 2018 is expected to approximate $140-$145 million versus our previous full year guidance of $160-$170 million.

We are disappointed in our results and recognize that we need to address our overall business structure, reduce operating costs to a level more aligned with our revenue expectations and address our level of outstanding debt. Over the past six months, our CEO and Chairman, Robert LaPenta, has provided approximately $15 million of capital to fund operations, bringing our total debt, including bank financing, to over $60 million. Mr. LaPenta believes additional capital requirements cannot presently be addressed through third party financing.

Mr. LaPenta has proposed to acquire all of the common stock of the Company that he and his affiliates do not currently own. The text of Mr. LaPenta’s letter to the Company’s independent directors appears in full below:

Gentlemen:

We write to you in connection with your roles as independent, disinterested members of the Board of Directors of Revolution Lighting Technologies, Inc. (the “Company”) and on behalf of RVL 1, LLC (together with its affiliates and certain related persons, “we” or “us”). As you are aware, we beneficially own approximately 46% of the Company’s outstanding common stock and have provided various capital support to the Company in the form of letters of support, guarantees under the Company’s Revolving Credit Facility and promissory notes.

We are constantly evaluating our investment in the Company and the Company’s business, financial performance and liquidity situation. The Company’s recent financial performance has made clear to us that, in our opinion, the Company can no longer continue to operate in the way it historically has operated. The Company’s ongoing liquidity needs, which we do not believe can be addressed through third party funding, are likely to require us to provide additional funding, which we are reluctant to do at this time given the Company’s current operations and cost structure. Without additional funding, we believe that the Company may be forced to consider various restructuring alternatives in the near term.

Simply put, we do not believe that it is in the best interests of the Company and its stockholders to continue as a publicly traded enterprise, as we believe it currently lacks sufficient scale and the ongoing costs of maintaining the reporting and related infrastructure necessary for public reporting are a significant financial burden on the Company. In addition, we believe the constant pressure to meet quarterly earnings targets has been a significant distraction to the Company’s management and has prevented management from appropriately focusing on the long term growth and the development of the Company’s business.

As a result of the above factors, we propose to acquire all of the common stock of the Company that we do not currently own for a price of $2.00 per share. Given our familiarity with the Company, we would not need to conduct any further due diligence on the Company and would be in a position to sign a definitive transaction agreement quickly. Our proposal is conditioned on the Board of Directors forming a fully empowered and properly constituted special committee of independent directors, which is empowered to select its own advisors, to consider the fairness to the Company’s stockholders of our proposal (or any other strategic alternatives) and negotiate the terms of any definitive documentation with respect to any resulting transaction. Our proposal is further conditioned on the approval of holders of a majority of the Company’s disinterested stockholders. We have sufficient cash and liquid assets on hand to fund the transaction consideration and satisfy the related fees and expenses in connection therewith.

While we recognize that our offer represents a discount to the current trading price of the Company’s common stock, we do not believe that the current trading price accurately reflects the Company’s current financial performance or liquidity situation. We believe that our offer represents the best value that the Company’s stockholders could reasonably expect given the current circumstances. However, we are supportive, and in favor, of the Company exploring and potentially pursuing other strategic alternatives that maximize stockholder value.

We are available at your convenience to discuss our proposal and look forward to constructively working with you to determine the best path for the Company to realize value for all of its shareholders.

Very truly yours, RVL 1, LLC

By:	/s/ Robert V. LaPenta
Name:	Robert V. LaPenta
Title:	Chief Executive Officer

The Board of Directors has formed a Transaction Committee, consisting of each of Revolution Lighting’s independent directors, for the purpose of reviewing, evaluating and negotiating, and recommending and approving, or declining to approve, any proposed transaction with Mr. LaPenta and his affiliates, or any alternative transaction or other strategic alternative on behalf of the Company. The Board of Directors has resolved to not take any action prior to a recommendation by the Transaction Committee. The Transaction Committee is in the process of engaging a financial adviser to assist in its evaluation. Revolution Lighting does not intend to disclose developments during the process unless and until the Board of Directors approves a specific transaction.

About Revolution Lighting Technologies Inc.

Revolution Lighting Technologies, Inc. is a leader in the design, manufacture, marketing, and sale of LED lighting solutions focusing on the industrial, commercial and government markets in the United States, Canada, and internationally. Through advanced LED technologies, Revolution Lighting has created an innovative lighting company that offers a comprehensive advanced product platform of high-quality interior and exterior LED lamps and fixtures, including signage and control systems. Revolution Lighting is uniquely positioned to act as an expert partner, offering full service lighting solutions through our operating divisions including Energy Source, Multi-Family and Tri-State LED to transform lighting into a source of superior energy savings, quality light and well-being. Revolution Lighting Technologies markets and distributes its products through a network of regional and national independent sales representatives and distributors, as well as through energy savings companies and national accounts. Revolution Lighting Technologies trades on the NASDAQ under the ticker RVLT. For more information, please visit rvlti.com and connect with the Company on Twitter, LinkedIn and Facebook.

Cautionary Statement for Forward-Looking Statements

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties, including statements relating to our business pipeline and sales opportunities and our revenue outlook. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Revolution Lighting’s filings under the Securities Exchange Act for additional factors that could cause actual results to differ materially, including our history of losses, customer concentration risks, the potential for future dilution to our existing common stockholders, the risk that demand for our LED products fails to emerge as anticipated, the availability of financing for our customers, competition from larger companies, and risks relating to third party suppliers and manufacturers, as well as the other Risk Factors described in Item 1A of our Form 10-K for the fiscal year ended December 31, 2017. Revolution Lighting Technologies, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

RVLT Investor Relations Contact:

Amato and Partners, LLC

Investor Relations Counsel

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